Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 22nd day of April, 2014 by and among First Business Financial Services, Inc. (“FBIZ”), a Wisconsin corporation and bank holding company, and Pamela Berneking (“Executive”).

Recitals

WHEREAS, FBIZ is negotiating to directly or indirectly acquire the stock of Alterra Bank (the “Bank”);

WHEREAS, Executive serves as President & Chief Executive Officer of the Bank, and her continued employment in that role is central to whether FBIZ will acquire the Bank; and

WHEREAS, the purpose of this Agreement is to set forth the proposed terms of Executive’s employment should FBIZ successfully acquire the stock of Alterra Bank, but this Agreement will not take effect until such time as FBIZ acquires the stock of Alterra Bank (the “Effective Time”).

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, FBIZ and Executive hereby agree as follows:

1.Employment.

(a)The Bank will continue to employ Executive, and Executive hereby agrees to continue employment, on the terms and subject to the conditions contained herein.

(b)During the Employment Term (as defined in Section 2), Executive shall serve as the President and Chief Executive Officer of the Bank.

(c)During the Employment Term, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote all of her business time, efforts and skills to the business and affairs of the Bank.

2. Employment Term. The term of the employment of Executive under this Agreement (the “Employment Term”) shall commence at the Effective Time and shall continue, unless sooner terminated under Section 9 hereof, until the first to occur of (a) a Change in Control as defined in the Executive Change-in-Control Severance Agreement between Executive and FBIZ (the “CIC Agreement”) entered into contemporaneously herewith or (b) the third anniversary of the Effective Time.

3.Annual Base Salary.

(a)    During the Employment Term, Executive shall be paid a salary at the rate of at least $200,000 per annum (the “Annual Base Salary”), payable in equal installments in accordance with the Bank’s customary payroll practices in effect from time to time.

(b)    Executive’s Annual Base Salary shall be reviewed at least annually, starting in January of 2015, and may be increased at any time and from time to time as the President and Chief Executive Officer of FBIZ, in his sole discretion, shall deem appropriate. Any such Base Salary increase would be further subject to approvals by the FBIZ Board of Directors and its Compensation Committee. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to Executive under this Agreement. Annual Base Salary shall not be reduced at any time during the Employment Term except if other senior officers of FBIZ and its bank Affiliates (as defined below) experience a comparable percentage decrease. All amounts in this Agreement are stated prior to deductions for income and employment tax withholding.

4.Annual Incentive Bonus Program. For calendar year 2014, Executive shall continue to participate in the Bank’s annual incentive plan as in effect on the date of this Agreement. Starting in calendar year 2015, Executive will participate in the annual incentive bonus program approved by the Compensation Committee of the Board of Directors of FBIZ with performance metrics tailored to the Bank. Executive’s threshold bonus will be 10% of Annual Base Salary, target bonus will be 30% of Annual Base Salary and maximum bonus will be 60% of Annual Base Salary. For the 2015 calendar year, Executive is guaranteed a minimum bonus equal in amount to the threshold bonus, but if her performance exceeds that level, she will receive the larger amount earned.

5.Benefits. Subject to (a) the application of any applicable anti-discrimination rules and (b) any more favorable provisions contained in the definitive agreement whereby FBIZ, directly or indirectly, acquires the stock of the Bank, Executive shall be entitled to participate during the Employment Term in all employee benefit plans, programs, practices or arrangements of the Bank in which other senior executives of the Bank are eligible to participate from time to time.

6.Expenses. The Bank shall pay or reimburse Executive for all reasonable out-of- pocket expenses incurred by Executive in the course of performing Executive’s duties for the Bank in accordance with the Bank’s reimbursement policies for senior executives as in effect from time to time. Executive shall keep accurate records and receipts of such expenditures and shall submit such accounts and proof thereof as may from time to time be required in accordance with such expense account or reimbursement policies that the Bank may establish for its senior executives generally. The Bank’s obligation to pay or reimburse Executive for certain expenses will comply with the requirements set forth in Section 1.409A-3(i)(1)(iv) of the regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “409A Regulations”), including the requirement that the amount of expenses eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other taxable year. Further, reimbursement of eligible expenses shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, as required by Section 1.409A-3(i)(1)(iv) of the 409A Regulations.

7.Long-Term Incentive Plans. Executive shall be entitled to participate during the Employment Term in all long-term incentive plans, including the FBIZ 2012 Equity Incentive Plan (the “Equity Plan”), in which other senior executives of FBIZ and its bank Affiliates are eligible to participate from time to time on terms and conditions at least as favorable as provided to other senior executives of bank Affiliates, taking into account any differences in Annual Base Salary between Executive and other senior executives and the relative size and other financial metrics of the Bank when compared with other bank Affiliates, to the extent these variables affect the compensation awarded thereunder.

8.Retention Amount. Executive shall be awarded a number of shares of restricted stock of FBIZ under the Equity Plan determined as follows: (a) $200,000 divided by (b) the average closing price of FBIZ stock for the ten trading days beginning five trading days before the Effective Time (the “First Trading Day”) and ending on the tenth trading day after the First Trading Day (the “Restricted Shares”). The Restricted Shares will cliff vest on the third anniversary of the Effective Time if Executive is still in the employ of the Bank on that date. Accelerated vesting will occur on the date of a Change in Control of FBIZ as defined in the Equity Plan (a “Change in Control”). The form of the grant agreement for the Restricted Shares will be that customarily used under the Equity Plan to award shares of restricted stock, adjusted to comply with the provisions of this paragraph to the extent such form is not consistent with this Section 8, and, in FBIZ’s sole discretion, including restrictive covenant provisions consistent with those contained in Sections 11 through 13 hereof.

9.Termination of Employment. During the Employment Term, Executive’s employment hereunder may be terminated under any of the following circumstances:

(a)    Death or Disability. Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Term. If the Bank determines in good faith that a Disability (as defined below) of Executive has occurred during the Employment Term, the Bank may give to Executive written notice in accordance with Section 9(d) of this Agreement of its intention to terminate Executive’s employment hereunder. In such event, Executive’s employment with the Bank shall terminate effective on the thirtieth (30th) day after receipt of such notice by Executive (the “Disability Effective Date”); provided, that within thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” has the same meaning as in the Bank’s long-term disability plan, or if there is no such plan, “Disability” means a mental or physical condition which, in the opinion of the Bank, renders Executive unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three (3) months and, which condition, in the opinion of a physician selected by the Bank, is expected to be permanent or to have a duration of more than six (6) months.

(b)    Termination by Bank. The Bank may terminate Executive’s employment for Cause (as defined below) or without Cause in accordance with the provisions of this Section 9. For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Executive’s willful failure to substantially perform her duties with the Bank (other than any such failure resulting from Executive’s Disability), after FBIZ or the Bank delivers a written demand for substantial performance to Executive (which specifically identifies the manner in which FBIZ or the Bank believes that Executive has not substantially performed her duties) and Executive fails to remedy the situation within fifteen (15) business days of such written notice from FBIZ or the Bank; (ii) gross negligence in the performance of Executive’s duties to the Bank, which could or does result in material financial harm to the Bank or FBIZ; (iii) Executive’s conviction of, or pleas of guilty or nolo contendere, to any felony or any other crime, the circumstances of which relate to Executive’s duties to the Bank; (iv) Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Bank or FBIZ, monetarily or otherwise; (v) willful violation provision of the Code of Business Conduct & Ethics of FBIZ, as amended from time to time; or (vi) willful violation of any of the covenants contained in Sections 11 through 13 hereof. For purposes of this definition, no act, or failure to act, on Executive’s part will be deemed “willful” unless done, or omitted to be done, by Executive in bad faith.

(c)    Termination by Executive. Executive may terminate her employment with the Bank with or without Good Reason. For purposes of this Agreement, “Good Reason” means any of the following: (i) a material reduction in Executive's base salary or incentive compensation opportunity; (ii) Executive no longer serving as the President and Chief Executive Officer of the Bank, unless such change in position is not a demotion; (iii) Executive being required by FBIZ or the Bank to be based at any office or location that is more than fifty (50) miles from the location where Executive is employed immediately preceding the proposed change in office or location; or (iv) a material breach by FBIZ of this Agreement. Notwithstanding the foregoing, in order for Executive to terminate for Good Reason, the Executive must give FBIZ a Notice of Termination, as defined in subparagraph (d), below, within 90 days of the initial existence of the condition(s) specified by Executive that constitute Good Reason and FBIZ shall have 30 days from the date of such Notice of Termination in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, FBIZ cures the condition giving rise to Good Reason, no benefits shall be triggered under Section 10(b) of this Agreement with respect to such occurrence. If, during such 30-day period, FBIZ fails or refuses to cure the condition giving rise to Good Reason, Executive shall be entitled to benefits under Section 10(b) of this Agreement if she terminates her employment for Good Reason within 90 days of Executive’s original written notice of Good Reason.

(d)    Notice of Termination. Any purported termination of Executive’s employment by either party shall be communicated by Notice of Termination to the other party, except in the case of Executive’s death in which event no such notice is required. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specifies the Termination Date. As used herein, “Termination Date” shall mean the date specified in the Notice of Termination; provided, however, that in the case of Disability, the Termination Date shall be at least thirty (30) days subsequent to the date of the Notice of Termination and Executive shall not have returned to the full-time performance of her duties during such period of at least thirty (30) days and in the case of a voluntary termination without Good Reason by Executive, the Termination Date shall be at least thirty(30) days after the date of the Notice of Termination.

10.Obligations Upon Termination During the Employment Term.

(a)    Termination by the Bank for Cause, Death or Disability; Termination by Executive Other Than for Good Reason. If Executive’s employment with the Bank is terminated by the Bank for Cause, death or Disability or by Executive other than for Good Reason during the Employment Term, the Bank will pay and/or provide Executive with the following: (i) Executive’s Annual Base Salary earned but unpaid through the date employment terminates, payable in a lump sum within thirty (30) days after the date of termination (or earlier to the extent required by law), (ii) except in the case of a termination of Executive’s employment for Cause, payment of any annual incentive bonus for the fiscal year prior to the year in which the date of termination of employment occurs, to the extent unpaid, and (iii) all vested benefits to which Executive is entitled under any benefit plans of FBIZ or the Bank in accordance with the terms of such plans through the date of termination of employment (collectively, the “Accrued Obligations”). All other unvested rights and benefits hereunder, including the Restricted Shares, shall be forfeited.

(b)    Termination by the Bank Without Cause; Termination by Executive for Good Reason. If Executive’s employment with the Bank is terminated by the Bank without Cause, or if Executive terminates her employment with the Bank for Good Reason, during the Employment Term, the Bank will pay and/or provide Executive with the following: (i) the Accrued Obligations and (ii) 18 months of Annual Base Salary, paid in arrears in six payments of three months of Annual Base Salary each, with the first payment made on the first regularly-scheduled payroll date that is immediately subsequent to the 90th day after Executive’s termination of employment, and the remaining five payments made on the first regularly-scheduled payroll date at roughly 90-day intervals thereafter (the “Severance Payments”).

(c)    Release of Claims. Notwithstanding the foregoing, the Bank will not pay to Executive, and Executive will not have any right to receive, any payments described in Section 10(b) (other than the Accrued Obligations) unless, on or before the forty-fifth (45th) day following the Termination Date, (i) Executive has executed and delivered to the Bank a release of all employment-related claims against the Bank, its Affiliates, parent companies, successor companies, and their past and current members, managers, directors, officers, employees and agents, in the form presented to Executive by the Bank, and (ii) the statutory rescission period for such release has expired.

(d)    Withholding and Other Issues. Payments to be made to Executive under this Section 10 will be treated as ordinary income and will be reduced by any applicable income or employment taxes which are required to be withheld under applicable law, and all amounts are stated before any such deduction. Furthermore, none of the payments under this Section 10 shall be included as compensation for purposes of any pension, deferred compensation or welfare benefit plan or program of the Bank.

11.	Confidentiality.

(a)    Confidentiality Obligations. During the Employment Term and at all times thereafter, Executive will not directly or indirectly use or disclose any Confidential Information (as defined below) or any Trade Secret Information (as defined below) except in the interest and for the benefit of the Bank, unless such information ceases to be deemed Confidential Information or a Trade Secret by means of one of the exceptions set forth below. The terms “Trade Secret Information”, “Trade Secret” and “Confidential Information” shall not include, and the obligations set forth in this Agreement shall not apply to, any information which: (i) can be demonstrated by Executive to have been known by Executive prior to Executive’s employment by the Bank; (ii) is or becomes generally available to the public through no act or omission of Executive; (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of Executive’s employment without use of Confidential Information or Trade Secrets. Furthermore, nothing in this Agreement shall prevent Executive, after her termination of employment, from using general skills and knowledge gained while employed by the Bank.

(b)    Definitions.

i.Trade Secret Information. The terms “Trade Secret” and “Trade Secret Information” shall have those meaning(s) set forth under applicable law.

ii.Confidential Information. The term “Confidential Information” shall mean all non-Trade Secret business information of FBIZ and its Affiliates which has been developed or obtained at their expense, has significant economic value to FBIZ and its Affiliates and which is not known to the public or the competitors of FBIZ or its Affiliates, including, but not limited to, new products, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques and plans, business acquisition plans and any confidential information received from a third party with whom FBIZ or an Affiliate has a binding agreement restricting disclosure of such confidential information.

iii.“Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with FBIZ within the meaning of Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the ‘Code”); provided, however, that in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent’ each place it appears therein.

(c)    Return of Records. Upon termination of Executive’s employment for any reason, or upon request by FBIZ or the Bank, Executive shall return to FBIZ or the Bank, within thirty (30) days of the termination of her employment or such request, all documents, records, materials and devices belonging and/or relating to FBIZ or its Affiliates (except personnel, wage and benefit materials relating solely to Executive), and all copies of all such materials. Upon termination of employment, for whatever reason, or upon request by FBIZ or the Bank, Executive further agrees to destroy such records maintained by Executive on Executive’s own computer equipment or other devices.

12.Nonsolicitation of Clients. In consideration of this Agreement, Executive agrees that while Executive is employed by FBIZ or any of its Affiliates, and for a period of eighteen (18) months immediately following the termination of her employment for any reason, Executive will not (except on behalf of FBIZ or its Affiliates), either individually or on behalf of or through any third party, directly or indirectly, solicit financial services business from, or conduct financial services business with, any client of FBIZ or any of its Affiliates which was a client of FBIZ or any of its Affiliates with which Executive had any contact during the period of one year prior to the date Executive ceased to be an employee of FBIZ or any of its Affiliates or about whom Executive has Confidential Information (each, a “Client”). “Client” does not include any person or business who or which terminates its business dealings with FBIZ or any of its Affiliates without any encouragement by, and through no act or omission of, Executive. This covenant applies to Clients whether they are persons or entities.

13.Nonsolicitation of Employees. In consideration of this Agreement, Executive agrees that while Executive is employed by FBIZ or any of its Affiliates, and for a period of eighteen (18) months immediately following the termination of her employment for any reason, Executive will not (except on behalf of FBIZ or its Affiliates), either individually or on behalf of or through any third party, directly or indirectly, solicit, entice, persuade or encourage, or attempt to solicit, entice, persuade or encourage, any employee or consultant of FBIZ or any of its Affiliates to terminate his or her employment with such entity. In addition, Executive agrees not to disclose the identity of any other employee of FBIZ or its Affiliates to any bank, savings and loan, credit union, financial services company or other related business (a “Competing Business”) for the purpose of recruiting or hiring away such employee. Executive agrees not to hire any prospective employee for a Competing Business if Executive knows that such prospect currently works for FBIZ or any of its Affiliates.

14.Reasonable Restrictions; Specific Performance, etc. Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges and expressly agrees that the covenants contained in Sections 11 through 13 hereof are reasonable with respect to their duration and scope. Executive further acknowledges (a) that the restrictions contained in Sections 11 through 13 hereof are reasonable and necessary for the protection of the legitimate business interests of FBIZ and its Affiliates, (b) that the restrictions create no undue hardships, and (c) that any violation of these restrictions would cause substantial injury to FBIZ and/or its Affiliates. In the event of any violation or threatened violation of these restrictions, FBIZ and/or the Bank, in addition to and not in limitation of, any other rights, remedies or damages available to FBIZ and/or the Bank under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and any and all persons directly or indirectly acting for or with her, as the case may be. Executive will reimburse and indemnify FBIZ or any of its Affiliates for the actual costs incurred by FBIZ or its Affiliates in enforcing the covenants contained in Sections 11 through 13 hereof, including, but not limited to, attorney's fees reasonably incurred in enforcement activity. While Executive is employed by FBIZ or any of its Affiliates and for a period of eighteen (18) months immediately following the date Executive ceases to be an employee of FBIZ or any of its Affiliates,

Executive will inform each new employer, prior to accepting employment, of the existence of this Agreement, including the prohibitions contained in Sections 11 through 13, and provide that employer with a copy of it. Executive authorizes FBIZ to forward a copy of the prohibitions against competition as contained in Section 11 through 13 to any actual or prospective new employer. The invalidity or unenforceability of any such sections shall not render the other such sections or subsections invalid or unenforceable. Executive agrees that FBIZ or the Bank may offset against any amount owed to FBIZ or the Bank pursuant to this Section 14 any amount owed by the Bank to Executive pursuant to Section 10(b) hereof.

15.Exclusive Remedy. The payments, severance benefits and severance protections provided to Executive pursuant to this Agreement are to be paid and provided in lieu of any severance payments, severance benefits and severance protections provided in any other plan or policy of FBIZ or the Bank. Notwithstanding the foregoing, in the event of a Change in Control, if Executive and FBIZ have entered into a CIC Agreement, Executive shall receive the greater of (a) the severance provided in the COC Agreement or (b) the Severance Payments.

16.Successors.

(a)    This Agreement is personal to Executive and without the prior written consent of FBIZ shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)    This Agreement shall be assignable by FBIZ without the written consent of Executive and shall inure to the benefit of and be binding upon FBIZ, the Bank and their respective successors and assigns.

17.Miscellaneous.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, delivered by overnight courier, or by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive, to:	Pamela Berneking
12422 NE 117th Street
Kearney, Missouri 64060

With a copy to:	Kimberly A. Jones
Seyferth Blumenthal & Harris LLC
4801 Main Street, Suite 310
Kansas City, Missouri 64112

If to FBIZ:	First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719
Attn: General Counsel

With a copy to:	Peter Wilder
Godfrey & Kahn, S.C.
780 N. Water Street
Milwaukee, WI 53202

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)    The provisions of this Agreement are severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable, for any reason, a court of competent jurisdiction may change such provision to the extent reasonably necessary to make the provision, as so changed, legal or enforceable. All disputes under this Agreement shall be heard in courts of competent jurisdiction in the state of Kansas. EXECUTIVE WAIVES ANY RIGHTS SHE MAY HAVE TO A TRIAL BY JURY OF ANY SUCH DISPUTE.

(d)    The failure of FBIZ, the Bank or Executive to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(e)    This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. It is expressly agreed that this Agreement supersedes and replaces any other agreements, understandings and arrangements, oral or written, between the parties hereto regarding the subject matter of this Agreement except for the CIC Agreement entered into contemporaneously herewith. Notwithstanding the foregoing, (i) this Agreement and the CIC Agreement shall be void and of no force or effect if the Effective Time does not occur, (ii) Executive agrees that if she enters into a change of control or similar agreement with the Bank or an affiliate thereof at such time as it is, directly or indirectly, controlled by the Aslin Group, Inc., that such agreement shall be null and void, and of no further effect if the Effective Time occurs, and that Executive waives any right she may have to any compensation or other benefits thereunder and (iii) if Executive is entitled to severance payments in connection with a covered termination of employment under both Section 10(b) of this Agreement and Section 2.3 of the CIC Agreement, that she will only be entitled to receive severance under the one agreement that provides her with the greater payment, and she hereby waives severance under the other agreement. Furthermore, if a Change in Control as defined in the CIC Agreement occurs while Executive is employed by the Bank, Articles 3, 4 and 5 of the CIC Agreement shall govern Executive’s responsibilities regarding confidentiality and non-solicitation of clients and employees, and Sections 11 through 13 hereof shall be of no further effect.

(f)    If Executive dies prior to receiving all of the amounts payable to Executive in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Executive in writing to FBIZ or the Bank, or if no such Beneficiary is designated, to Executive’s legal representative in her or her capacity as such. Executive, without the consent of any prior Beneficiary, may change her designation of Beneficiary or Beneficiaries at any time or from time to time by submitting to FBIZ or the Bank a new designation in writing.

18.Compliance with Section 409A.

(a)    The Severance Payments to Executive pursuant to Section 10(b) of this Agreement are intended to be exempt from Section 409A of the Code (“Section 409A”) to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall be considered a separate payment.

(b)    If on the date the Executive’s employment terminates, the Executive is a "specified employee" as defined in Section 409A, then to the extent that any amount to which the Executive is entitled in connection with the termination of Executive's employment is subject to Section 409A, payments of such amounts to which the Executive would otherwise be entitled during the six (6) month period following the Executive's Date of Termination will be accumulated and paid in a lump sum on the first day of the seventh month after the month in which the Date of Termination occurs. This paragraph shall apply only to the extent required to avoid the Executive's incurrence of any additional tax or interest under Section 409A.

(c)     Notwithstanding any other provisions of this Agreement to the contrary and to the extent applicable, it is intended that this Agreement be exempt from or otherwise comply with the requirements of Section 409A, and this Agreement shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of taxes and penalties on Executive pursuant to Section 409A. However, neither FBIZ nor the Bank shall have any liability to Executive, Executive's beneficiaries or otherwise if this Agreement or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A. For purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations promulgated under Section 409A.

19.Regulatory Prohibition on Payment. Notwithstanding anything to the contrary contained in this Agreement, neither FBIZ nor the Bank shall be obligated to make any payment to Executive under this Agreement if the payment would violate any rule, regulation or order of any regulatory agency having jurisdiction over FBIZ or the Bank; provided, however, that FBIZ and the Bank covenant to Executive that they will use commercially reasonable efforts to obtain any regulatory agency approvals that may be required in order to make payments to Executive as provided herein.

20.Excise Tax Limitation.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event that the receipt of all payments, distributions or benefits (including without limitation accelerated vesting of equity-based awards) in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Code by virtue of Section 280G of the Code, the Payments shall be reduced to the Reduced Amount. The “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.

(b)    For purposes of reducing the Payments to the Reduced Amount, Payments shall be reduced, in the following order: (A) any Payments otherwise payable to the Executive that are exempt from Section 409A of the Code (“Section 409A”); and (B) any Payments otherwise payable to the Executive that are not exempt from Section 409A, on a pro rata basis or such other manner that complies with Section 409A.

(c)    Executive agrees that she will waive her right to any Payments which would subject her to the excise tax under Section 4999 of the Code by virtue of Section 280G of the Code (“Excess Payments”) so that a shareholder vote can be taken in compliance with Q&A-7 of Treasury Regulation 1.280G-1 as regards the Excess Payments.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above

	FIRST BUSINESS FINANCIAL SERVICES, INC.	EXECUTIVE

BY:	/s/ Corey A. Chambas	/s/ Pamela Berneking
	Corey A. Chambas	Pamela Berneking
President and CEO